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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                         PREMISYS COMMUNICATIONS, INC.
                                       AT
                              $10.00 NET PER SHARE
                                       BY
                            ZHONE ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF
                            ZHONE TECHNOLOGIES, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, NOVEMBER 29, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                October 27, 1999

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

    We have been appointed by Zhone Acquisition Corp., a Texas corporation ("Purchaser") and a wholly owned subsidiary of Zhone Technologies, Inc., a Delaware corporation ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase for cash any and all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), and the associated rights issued pursuant to the Rights Agreement between Premisys Communications, Inc. and ChaseMellon Shareholder Services, L.L.C., dated September 18, 1998 (the "Associated Rights") (the Common Stock and Associated Rights together are referred to as "Shares"), of Premisys Communications, Inc., a Delaware corporation (the "Company"), at a purchase price of $10.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 27, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer") enclosed herewith. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Offer to Purchase. Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined below) or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in the Offer to Purchase), must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares in your name or in the name of your nominee. Please bring the Offer to their attention as promptly as possible.

    Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

        1.  The Offer to Purchase, dated October 27, 1999.

        2. The Letter of Transmittal to tender Shares for your use and for the information of your clients. Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender Shares.

        3. The Notice of Guaranteed Delivery for Shares to be used to accept the Offer if certificates representing Shares are not immediately available or if time will not permit all required documents to reach ChaseMellon Shareholder Services, L.L.C. (the "Depositary") by the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis.

        4. The letter to stockholders of the Company from the Chairman of the Company's Board of Directors, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company, each recommending that the Company's stockholders accept the Offer and tender their Shares.

        5. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

        6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

        7. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 29, 1999, UNLESS THE OFFER IS EXTENDED.

    Please note the following:

        1. The tender price is $10.00 per Share, net to the seller in cash, without interest thereon.

        2.  The Offer is being made for any and all of the outstanding Shares.

        3. The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined below), has determined that the Offer and the Merger are fair to, and in the best interests of, the Company and its stockholders, and RECOMMENDS that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        4. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 20, 1999, by and among Parent, Purchaser and the Company (the "Merger Agreement"), which provides that subsequent to the consummation of the Offer, the Company will merge with and into Purchaser (the "Merger"). Notwithstanding the foregoing, the Merger Agreement provides that Parent may elect at any time prior to the Merger to merge Purchaser with and into the Company instead of merging the Company with and into Purchaser as provided above. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and each Share owned by Parent, Purchaser, or any direct or indirect subsidiary of Parent or of the Company and other than Shares, if any, held by stockholders who have not voted in favor of or consented to the Merger and who have delivered a written demand for appraisal of such Shares in accordance with the Delaware

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    law ("Dissenting Shares")) will be cancelled, extinguished and converted into and represent the right to receive $10.00 (or such other price that may be paid for each Share pursuant to the Offer, if amended) in cash, without interest thereon (the "Merger Consideration").

        5. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on November 29, 1999, unless the Offer is extended.

        6. The Offer is conditioned upon, among other things, (i) there having been validly tendered, and not properly withdrawn, that number of Shares representing at least 75% of all outstanding Shares on a fully diluted basis, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) the satisfaction of certain other terms and conditions set forth in the Offer to Purchase.

    In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) either Share Certificates, representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Offer.

    If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

    Purchaser will not pay any commissions or fees to any broker, dealer or other person (other than the Dealer Manager, the Depositary and D.F. King & Co., Inc. (the "Information Agent") (as described in the Offer to Purchase)) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON CORPORATION

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE DEPOSITARY, THE INFORMATION AGENT, THE DEALER MANAGER OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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